Exhibit (c)(2)

. DISCUSSION MATERIALS PREPARED EXCLUSIVELY FOR : 2 3 M A R CH 2 0 1 2 PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS ("*****"), AND THE OMITTED TEXT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DRAFT Disclaimer . The information herein has been prepared by Lazard based upon information supplied by the Company or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. These materials are preliminary and summary in nature and do not include all of the information that the Company should evaluate in considering a possible transaction. Nothing herein shall constitute a commitment or undertaking on the part of Lazard or any related party to provide any service. These materials do not constitute tax, accounting, actuarial, legal or other specialist advice, and Lazard shall have no duties or obligations to you in respect of these materials or other advice provided to you, except to the extent specifically set forth in an engagement or other written agreement, if any, that is entered into by Lazard and you.

DRAFT Table of Contents I EXECUTIVE SUMMARY 1 II STRATEGIC LANDSCAPE 6 III PERFORMANCE 9 IV PRELIMINARY DUE DILIGENCE OBSERVATIONS 22 V MANAGEMENT PROJECTIONS 24 VI PRELIMINARY VALUATION CONSIDERATIONS 29 VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES 39 VIII APPENDIX 50

DRAFT I Executive Summary .

DRAFT

FIRSTCITY

I EXECUTIVE SUMMARY

Executive Summary

- We view FirstCity Financial as one of the oldest and most experienced asset managers specializing in the acquisition, servicing, management and disposition of non-performing assets.

- Ahead of its time, the Company was founded in 1986 and has deployed more than $4 billion to acquire more than $12 billion (face value) of portfolio assets, focusing principally on commercial real estate loans and commercial & industrial loan portfolios

- FirstCity's deep domain expertise and systematic approach to origination, servicing and asset value realization has contributed significantly to the attractiveness of the leadership team and platform to third party creditors, investors and strategic partners; carefully planned and opportunistic partnerships have served the Company well from time to time in providing expansion avenues into adjacent asset classes and geographic regions.

- Senior management's long-term dedication to and specialization within the sector, and time-tested ability to retain a cohesive leadership team has manifestly generated significant credibility, good will and an extensive network of business relationships in the marketplace; management's tenure and stability have also contributed to the generation of attractive returns on purchased assets with an average unlevered cash-on-cash IRR[1] of 20%+ over the course of the last decade.

- While a recent financial restructuring substantially removed near-term ongoing concern risk, the Company's positioning as a highly experienced and well-placed 'go-to' specialist in a large and opportunity-rich industry has and is presently undermined by funding and liquidity constraints, a complex capital structure, and a thinly-traded micro-cap public stock.

- Due to these and other factors, the Company's ability to execute on its business plan and achieve its financial forecast as an independent company is brought into question (considered doubtful) in the absence of additional capital becoming available on reasonable terms.

[1] *Internal calculation of IRR equivalent to unlevered cash on cash collections excluding all servicing and other expenses.*

1 | LAZARD MIDDLE MARKET

DRAFT Today’s Discussion Review and report on the due diligence analysis conducted Preliminary observations Initial views on potential strategic alternatives 2 . I E X E C U T I V E S UMMAR Y

DRAFT Potential Next Steps 1. Continue due diligence and refine financial and valuation analysis 2. Identify and preview potential strategic partners (tiered) and a potential process plan 3. Continue to facilitatedue diligence and report back 4. Mobilize necessary resources to expedite the preparation of the Company for a potential market check and sale process 5. Revisit within 2 weeks: Updated diligence Revised / refined valuation analysis status Process outline Strategic partner discussion 3 . I E X E C U T I V E S UMMAR Y ****Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request. ***** *****

DRAFT

FIRSTCITY

I EXECUTIVE SUMMARY

Recent Dates

FEBRUARY

- **17th February** LMM / FirstCity engagement letter executed
- **20th February** Onsite organizational meeting; management presentations and preliminary due diligence
- **24th February** Inbound calls from ***** group
- **24th February** LMM granted access to electronic data room
- **24th February** LMM authorized to meet ***** group
- **27th February** LMM attended lunch meeting with ***** group
- **29th February** LMM receives information request list and cover letter from ***** group

MARCH

- **3rd March** LMM authorized to provide information to ***** group; 3/23 BoD meeting set
- **6th–8th March** Onsite due diligence meetings; LMM receives inbound call from ***** & Varde Partners (8th)
- **16th March** ***** group begin to receive access to confirmatory due diligence items
- **20th March** FirstCity Q4 and YE 2011 earnings conference call
- **23rd March** Update FirstCity BOD

****Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.

4 | LAZARD MIDDLE MARKET

DRAFT

FIRST CITY

I EXECUTIVE SUMMARY

Due Diligence Recap

CORPORATE	■ Corporate orientation and overview; multiple senior management presentations ■ Business due diligence including interviews with senior management and key business line leaders ■ Business segment review including all international businesses and assets ■ Business plan and 5-year financial forecast
FINANCIAL	■ Current funding structure; capitalization; 2H 2011 restructuring; liquidity position and outlook ■ Financial statements and audits ■ Off-balance sheet relationships; non-core assets and investments (including special situations) ■ Management's 'base case' financial forecast and capital / financing assumptions ■ Tax
ORIGINATION AND UNDERWRITING	■ Target market ■ Industry developments and marketplace opportunity (market sizing) ■ Origination strategy; pipeline; due diligence and pricing processes; proprietary internal systems and procedures ■ Historical and projected deployment / acquisition (origination) activity ■ Historical pricing trends; collection trends; actual v/s budget comparative analysis
SERVICING	■ Review of global servicing platform and operations ■ Evaluated characteristics of the servicing platform to identify sources of potential franchise value
TECHNOLGY & SYSTEMS	■ Primary internal (mission-critical) technology platform (ASR) including management demonstrations
LEGAL	■ Key contracts ■ Current and pending litigation ■ Change of control implications on loan and facility covenants ■ Other primary agreements

5 | LAZARD MIDDLE MARKET

DRAFT II Strategic Landscape .

DRAFT

II STRATEGIC LANDSCAPE

Positioning

1 ASSET VALUATION, SERVICING & AND RESOLUTION EXPERTISE

- 25-year history & industry pioneer
- Deep domain expertise and vast relationship network
- Strategic and financial relationships in U.S. and abroad

2 TRACK RECORD

- **25-years:** $ 4B deployed to acquire $12B (face value) of assets
- **10-years:** unlevered cash-on-cash (pre-servicing) IRR of 20+ %
- **Since 2001:** gross cash collections of 130%+ (avg.) of purchase price

3 LEADERSHIP

- Cohesive senior management with 25 years of *team* experience
- 30 + years (avg.) of direct industry experience
- Vast relationship network and considerable professional good will; synonymous team and brand

4 DIFFERENTIATED

- Long-term specialization and integrated model (originate, service, manage, divest) differentiated from new market entrants; generalists, and part-time participants

5 HIGH VALUE-ADD APPROACH

- Integrated model and robust internal systems platform offers differentiated and difficult-to-replicate high value-added model
- Extensive special servicing and workout expertise across a wide range of assets and regions through multiple cycles
- $3B+ servicing portfolio across 14 different investment partners

6 INTELLECTUAL PROPERTY

- Significant intellectual property developed and resident from 25+ years of specialized experience in origination, investing, servicing and disposition transactions and de minimus attrition / turnover of key employees

6 | LAZARD MIDDLE MARKET

DRAFT
FIRST CITY
II STRATEGIC LANDSCAPE

Landscape

	MULTI-NATIONAL / INTEGRATED	ALTERNATIVE ASSET MANAGERS	INDEPENDENT SPECIALTY FINANCIAL & SECTOR SPECIALISTS
Description	■ Integrated firms typically with global footprint and major bracket Wall Street capabilities ■ Global origination, expansive structured finance capabilities including syndication and securitization experience; substantial 3rd party investor distribution capabilities ■ Target market segment: highly competitive larger loan pools on a global basis; trophy property assets and asset portfolios	■ Multi-fund and multi-strategy systematic or opportunistic managers of third-party limited partner funds; typically heavily focused on credit and/or real-estate ■ Global focus and origination network; work independently or as part of consortia; generally do not offer servicing capabilities ■ Focus on the highly competitive larger loan pools; strong ties to major Wall Street firms	■ Independent specialty / regional investors ■ Consistency of participation highly dependent on institutional-quality funding base and multiple traditional, bank, Wall Street and/or non-traditional funding sources, including both on-and-off balance sheet ■ Many lack scale, enterprise-wide systems, purchasing power and consistent sources of origination ■ Many remain niche buyers of smaller, off-the-run loan pools or partner with third party investors
General Capabilities	✓= yes, ✗= no ■ Origination ✓ ■ Underwriting ✓ ■ Servicing ✗	✓= yes, ✗= no ■ Origination ✗ ■ Underwriting ✓ ■ Servicing ✗	✓= yes, ✗= no ■ Origination ✓ ■ Underwriting ✓ ■ Servicing
Sample Participants	Goldman Sachs Deutsche Bank	Square Mile Capital Management LLC Apollo Waterfall Asset Management Colony Capital Fortress KKR TPG Värde Partners Lone Star Funds Oaktree Starwood Capital Group The Blackstone Group	First City Beal Bank Directed Capital Rialto Capital Management NLA

7 | LAZARD MIDDLE MARKET

DRAFT Industry Developments OBSERVATIONS & CONSIDERATIONS GROWTH OF FINANCIAL SECTOR IMPAIRED ASSETS Analyst estimates1: $500 Bn of impaired assets within the U.S banking sector alone (v/s $135B in 2006) $180 Bn of FDIC loss-share assets available to be marketed by acquiring banks in the coming 2-5 years $800 - $1,000 Bn of CRE loans expected to mature in the next 5-years; up to 1/3 of all borrowers expected to be unable to pay off or refinance DEAL ACTIVITY DRIVEN BY ONGOING DELEVERAGING Management views transaction activity accelerating as regulated institutions continue to pursue deleveraging strategies Bank managements increasingly focused on achieving new regulatory capital ratios and compliance An estimated 68 distressed funds seeking to raise funds totaling $47Bn for deployment in the CRE loan sector $100 Bn (est.) of assets (face value) marketed in 2011; the 2012 estimate is $120 Bn M&A DRIVEN MARK-TO-MARKET AS TRANSACTION CATALYST A wave of community and regional bank M&A activity is expected, driven by a strategic refocus by larger banks on growth via consolidations and virtual capitulation by smaller banks facing soft earnings outlook and razor-thin NIM in a historically-low rate environment Mark-to-market triggered by change of control and recap transaction accounting is expected to fuel additional supply in the secondary market, creating further opportunities for the secondary market participants EUROPE Management views the European opportunity to be larger and longer-tailed than the U.S. opportunity Total assets of European banks approximate €41 trillion; analysts estimate asset sales of €2.0 Trillion over 10-years NPLs forecast to be sold in the next 12-24 months estimated at €50-100bn European banks face refinancing of approximately €1.3 trillion over the next 3-years PRICING Increased competition from both traditional and non-traditional investors, along with favorable financing terms has buoyed pricing from cyclical lows, however most industry analysts agree significant upside remains FRAGMENTED MIDDLE MARKET COMPETITION Episodic involvement from boutique participants, subscale relationship networks and internal systems generally preclude consistent competition from boutique and regional players in lower-mid market loan pools ($20-50MM) Larger competitors complete less frequently in the low-mid market due to inability to capture scale economies for their larger LPs and investment partners I I S T R A T EG I C L ANDS C A PE 1 FDIC and E&Y Source: Company Management, SNL, Preqin 8 .

DRAFT III Performance .

DRAFT Source: Company Management and public filings Face value of originations is the face value of loans purchased by FirstCity (Portfolio Assets). The discount to face value is the face value less the combined contribution from FirstCity & Varde. I I I P E R FORMANC E Origination (Deployment) Trends A consistent and specialized market participant with a strong reputation and extensive multi-jurisdictional origination network, FirstCity’s deployment activity nonetheless reflects increasingly evident direct funding constraints, resulting in a higher percentage of purchased assets being channeled into its off balance-sheet partnerships; this operating model has and will continue to impact the growth profile of on-balance-sheet earning assets and the overall earnings outlook. $24 $17 $23 $60 $71 $144 $127 $72 $148 $68 $58 $201 $155 $106 $114 $76 $153 $87 $17 $53 $158 $229 $542 $530 $258 $669 $183 $559 $300 $709 $209 $194 $271 $0 $250 $500 $750 $1,000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 FirstCity share of originations Varde share of originations Aggregate implied discount to face value ($ in Millions) $767 $702 $387 $843 $330 $856 $516 $798 $410 $420 $558 Face Value of Origination 9 .

DRAFT Source: Company Management and pubic filings % Face value paid represents the historical yearly weighted average of the purchase price for FirstCity’s loan portfolio acquisitions (Portfolio Assets). I I I P E R FORMANC E Pricing Trends A historically low rate environment pressuring investment returns in traditional asset classes and an increased supply of dedicated funds targeting distressed real estate portfolios and troubled assets has pushed industry pricing to above precrisis levels, suggesting that scale economies and operating efficiency will factor heavily in near-term earnings prospects. 29% 25% 33% 21% 44% 35% 42% 11% 49% 54% 52% 0% 25% 50% 75% 100% 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 31.5% Weighted Average Purchase Price % of Face Value Paid 10 .

DRAFT $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 $Millions Portfolio Assets Equity Investments Railroad/manufacturing Investment Securities Source: Company Management. For purposes of this analysis, LMM defines earning assets as Portfolio Assets, Loans Receivable, Total Equity Investments, Investment Securities, Operating Entity Assets, and Assets Held for Sale I I I P E R FORMANC E Growth (Earning Assets) The declining growth rate in consolidated earning assets leading up to 2010 and an increased dependence on equity investments for earnings growth highlight capacity constraints at a point in the cycle characterized by management as the most attractive purchasing environment in the history; such constraints were punctuated in 2011 when total earning assets declined by 23% and portfolio assets declined by 35%, a year when FirstCity was limited to acquiring (for its own balance sheet) only $58 MM, a relatively small share of $287 MM of total deployments. 11 . FirstCity’s Company’s

DRAFT I I I P E R FORMANC E Performance (Cash Recoveries) Gross collections (cash on cash, before servicing expenses) as a percentage of purchase price (aggregate deployments) has averaged 133%, with relatively low budget : actual variance highlighting FirstCity’s high quality origination network, and disciplined due diligence and pricing regimen; still, FirstCity is receiving proportionately less direct economic benefit of this solid and consistent performance as a result of the on-balance-sheet v/s off-balance-sheet mix shift. Source: Company Management. For purposes of this analysis, LMM defines the Current Collection Ratio as the gross cash on cash collections, before servicing as of 12/31/11 for the U.S. platform; Budgeted refers to the forecasted cash on cash collections, before servicing at the time of origination. 132% 181% 133% 128% 129% 115% 107% 145% 144% 131% 134% 144% 130% 125% 130% 134% 130% 138% 148% 140% 142% 133% 100% 125% 150% 175% 200% 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 Current Budgeted Weighted Average 133% Average Current Collection Ratio % of Initial Investment 12 .

DRAFT I I I P E R FORMANC E Performance (Portfolio IRR) Long-term specialization, disciplined pricing and robust servicing capabilities have assisted in the achievement of 20+% IRR’s through multiple cycles with relatively low actual : forecast difference Source: Company Management. 1 Internal IRR formula based on unlevered cash on cash collections before servicing and other expenses 21% 46% 21% 20% 12% 10% 4% 31% 29% 21% 25% 20% 35% 14% 19% 15% 17% 15% 24% 31% 26% 25% 0% 10% 20% 30% 40% 50% 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 Actual Forecasted Weighted Avg. IRR Average IRR1 : 21.7% Internal Rate of Return % 13 .

DRAFT Financial Results (Annual Cash Collection Trends) I I I P E R FORMANC E Over an 11 year period, FirstCity has recovered more than $3.0B of cumulative cash collections with approximately 20% of collections as consolidated assets and almost 80% of collections derived from (off-balance sheet) unconsolidated partnerships. Source: Company Management. For purposes of this analysis, LMM defines Annual Cash Collections as Total Unconsolidated Partnership Collections and Total Consolidated Partnership Collections consistent with the Company’s filings 274 273 290 284 223 240 214 161 87 109 184 19 10 8 8 29 48 86 63 178 126 128 $0 $100 $200 $300 $400 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 Gross collections: Unconsolidated partnerships Gross collections: Consolidated partnerships $293 $252 $292 $298 $283 $224 $300 $288 $312 $234 $265 Gross annual collections 14 .

DRAFT Financial Results (Cash Collections by Vintage) I I I P E R FORMANC E Approximately 80% of forecast collections from vintage 2007 deployments have been collected; 2011, 2010 and to a lesser extent 2009 deployments represent the preponderance of the near-term collection pipeline, which underscores the importance of the consolidated / unconsolidated mix shift in near-term earnings forecasts. Source: Company Management. For purposes of this analysis, LMM defines Gross Cash Collections as the Gross Cash Collections for the U.S. Platform. Cash Collections by vintage refers to Gross Cash Collections from pools of assets originated in a given year. $182 $112 $123 $112 $105 $153 $86 $125 $218 $182 $41 $183 $113 $125 $116 $121 $179 $108 $147 $312 $326 $383 $0 $100 $200 $300 $400 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 Actual Gross Cash Collections (As of 12/31/11) Estimated Gross Cash Collections ($ in Millions) 99.6% 99.4% 98.5% 87.1% 96.5% 85.3% 79.2% 70.0% 85.4% 55.8% 10.7% % Completion 15 .

DRAFT Financial Results (Core Revenue) I I I P E R FORMANC E Pro-forma revenue are presented to exclude items considered one-time and non-core by LMM; pro-forma revenue trends underscore the trends in core revenue growth (negative) and the trends in portfolio income (shrinking). $0 $20 $40 $60 $80 $100 $120 2007 2008 2009 2010 2011 Servicing fees Portfolio income ABL investment income Interest income - other loans Equity in earnings of subsidiaries Gain on investment/subsidiary sales Income from consol Crestone subs Other income $55 $45 $79 $100 $78 Total Core Revenue ($ in Millions) Source: Company Management. Core Revenue excludes certain one-time items considered by LMM to be non-core including the following items: 2008:$20.2mm DTA writedown 2009: $2.3mm business combination gain and $6.1mm from a legal settlement 2010: $4.6mm business combination gain 2011: $26.5mm debt extinguishment gain and $0.4mm business combination gain 16 .

DRAFT Financial Results (Core Net Income) I I I P E R FORMANC E Pro forma net income represents LMM adjustments for one-time and non-recurring revenues and punctuates FirstCity’s core operating earnings trends. $2.2 ($26.5) $10.4 $7.9 ($2.8) ($30) ($25) ($20) ($15) ($10) ($5) $0 $5 $10 $15 2007 2008 2009 2010 2011 Core Net Income ($ in Millions) Source: Company Management. Core Net income excludes certain one-time items considered by LMM to be non-core including the following items: 2008: $20.2mm DTA writedown 2009: $2.3mm business combination gain and $6.1mm from a legal settlement 2010: $4.6mm business combination gain 2011: $26.5mm debt extinguishment gain and $0.4mm business combination gain 17 .

DRAFT $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 Jan-96 Aug-96 Mar-97 Oct-97 May-98 Dec-98 Jul-99 Feb-00 Sep-00 Apr-01 Nov-01 Jun-02 Jan-03 Aug-03 Mar-04 Oct-04 May-05 Dec-05 Jul-06 Feb-07 Sep-07 Apr-08 Nov-08 Jun-09 Jan-10 Aug-10 Mar-11 Oct-11 Stock Price Performance (Absolute, Since IPO) FirstCity’s stock has generally not recovered from the Harbor Financial write-down; current share price approximates the value at which the shares traded 8-years ago. Source: FactSet and SNL Financial; as of 3/21/12. 12/20/11 Recognized $26mm one time gain in Q4 relating to the restructuring Bank of Scotland credit facility 9/30/09 FCFC enters into agreement to settle Prudential lawsuit resulting in a $6.2mm gain 6/30/10 Refinanced $287M senior credit facility with Bank of Scotland; enter into an investment agreement with Värde Investment Partners LP I I I P E R FORMANC E Current Price: $8.95 9/2004 Sold interest in Drive Financial ($87M) 1/2001 Hawkins named Chairman, Sartain named CEO 8/2000 Sold interest in auto finance company to Bank of Scotland 3/1997 Merger with Harbor Financial ($46M) 5/1996 Acquired National Auto Funding 9/1999 Incurred a write-down of $63.1mm related to Harbor Financial transaction 9/1998 MSR provision of $28.5mm; incurred a quarterly loss of $40mm Median = $7.58 $ Price per Share 18 . 3/20/12 Recognized a one time impairment of $9.2mm in Q4 related to FCFC’s Mexican business

DRAFT Mar-07 Dec-07 Aug-08 May-09 Jan-10 Oct-10 Jul-11 Mar-12 20 40 60 80 100 120 -65.82% -44.72% -14.76% -5 -2.24% Jan-96 Apr-98 Aug-00 Dec-02 Apr-05 Jul-07 Nov-09 Mar-12 0 50 100 150 200 250 300 350 -53.79 -63.40% -51.52% 79.84% 124.62% 1 YEAR 180 Days Source: FactSet, as of 3/21/12; values indexed at 100 as of beginning of analysis period; Receivables Management Peer Group includes AACC, ASFI, ECPG, FCFC and PRAA; Commercial Finance Peer Group includes CSE, DFR, CIT, GMT, KFN, MRLN, MFI, MIND, NEWS, PLUS. Commercial Finance Peer Group Receivables Management Peer Group S&P 500 FirstCity I I I P E R FORMANC E FirstCity’s stock price has halved since the IPO; the recent rally represents a response to the successful debt restructuring. Stock Price Performance (Relative % Change Since IPO) NASDAQ Bank Index SINCE IPO 5 YEAR 19 . Mar-11 May-11 Jul-11 Aug-11 Oct-11 Dec-11 Jan-12 Mar-12 70 80 90 100 110 120 130 140 -13.46 1.58% 3.43% 8.05% 25.35% Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 80 90 100 110 120 130 140 150 160 -2.5 15.10% 18.26% 19.92% 39.63%

DRAFT Source: SNL Financial; as of 3/21/12. AVERAGE DAILY TRADING VOLUME (in thousands) DAILY VOLUME AS % OF FLOAT Period Median Volume Median Notional Value 5-Year ~6,400 $41.3k 3-Year ~5,800 $37.7k 1-Year ~3,900 $27.6k 180 Day ~3,500 $25.7k Period FirstCity Median Receivables Management Peers Median Commercial Financing PeersMedian 5-Year 0.07% 0.63% 0.45% 3-Year 0.07% 0.54% 0.40% 1-Year 0.04% 0.54% 0.43% 180 Day 0.04% 0.57% 0.43% I I I P E R FORMANC E Liquidity and Float A non-traditional IPO (reverse merger), thin float and micro-cap profile is generally not conducive to institutional coverage nor substantive institutional sponsorship; paired with a difficult-to-understand business, these characteristics impair the - Company’s ability to raise capital through traditional equity, equity linked and debt capital markets transactions. 0% 1% 2% 3% 4% 5% Receivables Management Peers Commercial Financing Peers FirstCity 0 70 140 210 280 350 20 .

DRAFT Coverage & Wall Street Sponsorship Note: Prices as of 3/21/12 I I I P E R FORMANC E Price Current Market Number of Mean Implied Mean Price / Target / Stock Cap Covering Mean Price Price 2012 EPS 2012 EPS Tangible Company Ticker Price ($M) Analysts Rating Target Appreciation Estimate Estimate Book First City Financial Corporation FCFC $8.95 $93 None None None Commercial Finance CapitalSource Inc. CSE $7.18 $1,761 13 Buy $7.79 8.5% $0.52 13.81x 1.27x CIT Group Inc. CIT $42.24 $8,482 17 Buy $44.00 4.2% $1.38 30.61x 0.99x GATX Corporation GMT $42.61 $1,990 8 Buy $51.67 21.3% $2.61 16.33x 2.14x Marlin Business Services Corp. MRLN $14.85 $189 3 Strong Buy $17.00 14.5% $0.77 19.29x 1.32x Mitcham Industries, Inc. MIND $21.76 $270 5 Buy $29.67 36.4% $1.99 10.93x 2.58x Median $1,761 8 14.5% 16.33x 1.32x Receivables Management Asset Acceptance Capital Corp. AACC $4.73 $145 4 Buy $7.33 55.0% $0.44 10.75x 1.63x Encore Capital Group, Inc. ECPG $21.86 $536 6 Strong Buy $35.20 61.0% $2.92 7.49x 2.32x Portfolio Recovery Associates, Inc. PRAA $70.07 $1,201 6 Strong Buy $94.80 35.3% $6.95 10.08x 2.73x Median $536 6 55.0% 10.08x 2.32x 21 .

DRAFT IV Preliminary Due Diligence Observations .

DRAFT

FirstCity

IV PRELIMINARY DUE DILIGENCE OBSERVATIONS

Situation Summary

- **Recent developments represent a 'tale of two stories'**

RESULTS and CONDITIONS	CONSIDERATION
Deployments / origination activity: ✓ $287MM of total deployments (originations) in 2011 represented a near record year for purchasing ✓ YTD Q1 2012 is on track to be a record quarter with $90MM of total deployments expected	? FirstCity's investment in 2011 originations declined to the lowest level in 5-years to 20% (58.1MM / 287.3MM) ? Despite record deployments, the balance sheet continues to shrink, with consolidated earning assets down 23% for the year ending 12/31/11 and consolidated portfolio assets down 35% for the same period
Cash collection activity: ✓ Total collections increased 33% in 2011, from $234.3MM to $311.7MM representing a record year of collections	? Unconsolidated partnerships represented close to 60% of total collections, and increased nearly 70% in 2011 from $108.7MM in 2010 to $183.7MM ? Collections from consolidated partnerships increased 2% from $125.7MM in 2010 to $128.0MM in 2011; collections generated from consolidated partnerships contributed 41% to total collections
Growth: ✓ Servicing revenue increased 28% in 2011 from $8.7MM in 2010 ✓ Consolidated revenues increased 0.5% in 2011 to $105.3MM ✓ Revenue has grown at a 17.7% CAGR over a 5-year period ✓ Net income increased 93.7% in 2011 from $12.5MM in 2010 ✓ Net income has grown at a 82.5% CAGR over a 5-year period	? Servicing revenue remains a small overall component of revenues ? 2011 revenues included a $26.5MM one-time accounting gain relating to the restructuring of the BOS facility; pro forma for the exclusion of the one-time gain, total consolidated revenue was $78.8MM, 25% lower than stated revenues; 21% lower than 2010 revenues excluding the one-time gain of $4.6MM relating to a business combination and 44% more than total revenues generated in 2007 ? FirstCity's two primary sources of core revenue (income from portfolio assets and income from Crestone subsidiaries) contributed $47.6MM in 2011, a decline of 22% from $61.1MM in 2010. ? Excluding the one-time gain from the BOS facility restructuring, 2011 net income was $(2.3)MM, a 135% decline from 2010 net earnings excluding a $4.6MM one-time gain from a business combination. ? A depleting NOL will result in an additional earnings constraint.

22 | Lazard Middle Market

DRAFT

FirstCity

IV PRELIMINARY DUE DILIGENCE OBSERVATIONS

Situation Summary

RESULTS and CONDITIONS	CONSIDERATION and ABILITY TO CAPITALIZE
Funding and Liquidity Generation: ✓ FirstCity was successful in restructuring a senior BOS facility in Q4, 2011, booking a large one-time accounting gain ✓ Near/intermediate going-concern risk was mitigated, and the gain contributed to strong 2011 revenues and earnings results	? The debt restructuring did not improve FirstCity's cash position ? The Company remains funding-constrained, with limited capacity and a significant percentage of assets encumbered by current lenders. ? The current stock price and its illiquidity, along with current capital structure, leverage ratios and existing covenants severely limit access to traditional capital markets; liquidity otherwise available via select asset divestitures subject to an available market and covenant waivers.
Stock Price Performance: ○ The market responded favorably to the debt restructuring; FirstCity's stock price rallied 23% between the announced restructuring and January 5, 2012	? FirstCity's stock continues to trade at a discount to book value (NAV), the micro-cap and thinly traded profile all but precludes the Company from accessing the traditional equity and equity-linked institutional marketplace. ? The Company remains uncovered by Wall Street; a relatively complex business and thin float limit institutional investor interest
Pipeline: ○ Management recently described its pipeline as the most robust in history, FirstCity is currently involved in active due diligence on approx. $600MM of potential originations (face value)	? With significant funding constraints, and assuming no additional funding, options include declining participation (which may impact reputation as an incumbent) or directing an increasing proportion of new originations to its off-balance sheet partnerships, in which case economic participation will be marginalized and the balance sheet will continue to shrink. ? Specialty finance companies that are not growing (originations, collections, earning assets, earnings etc) are generally perceived by investors to be in run-off (liquidation) and are valued accordingly.
The Opportunity: Market and Industry Developments ○ Management was recently quoted as describing the market opportunity both in the US and abroad to be the best and most lucrative in firm history; compelling market opportunity for non-performing asset purchase and servicing opportunities	? In its present condition, FirstCity is not positioned to effectively leverage its established brand, strong domain reputation, vast origination network and sophisticated, high-efficacy internal servicing and collections systems to capitalize on a multi-generational market opportunity; participation (even if nominal) will result in an increasing proportion of originations being channeled into unconsolidated (off-balance-sheet) partnerships and a decreasing amount of on-balance-sheet participation; capital partners will accrue primary economic benefit while FirstCity is likely to accrue nominal economic benefit. .

23 | Lazard Middle Market

DRAFT V Management Projections .

DRAFT Assumptions GENERAL ASSUMPTIONS All forecast deployments funded with new capital (zero current debt capacity for new purchases) Debt funding: all new deployments dependent on management securing additional debt capacity Equity funding required to support new deployments assumed to be sourced from (i) unencumbered liquidity (cash); (ii) unencumbered excess cash collections; (iii) prospective capital offerings, including select asset sales Collection performance: Collection-to-cost ratio of 135%; implies a 26% gross profit on every collection dollar Collection expenses (e.g. maintenance, insurance, etc.) assumed to be 6.0% of aggregate collections Incremental overhead estimated to support new deployments is assumed to be 0.5% of gross new collections Additional expenses include interest on existing and new debt facilities, salaries and benefits, executive bonuses, costs from the Crestone subsidiaries and other expenses Assumes net operating losses are exhausted by June 2013; thereafter, earnings are subject to 39% effective tax rate TERMS ON NEW FINANCING Weighted average interest rate: 6.00% Other financing costs: 0.50% Advance rate on senior acquisition debt: 60% Excess cash flow to service debt: Year 1: 70% Year 2: 70% Year 3: 60% Year 4: 50% Year 5: 50% V MANA GEMENT P ROJ E C T I O N S . 24

DRAFT $366 $400 $309 $264 $280 $278 $313 $351 $0 $100 $200 $300 $400 $500 2009 2010 2011 2012 2013 2014 2015 2016 $148 $68 $58 $90 $140 $120 $180 $200 $0 $50 $100 $150 $200 $250 2009 2010 2011 2012 2013 2014 2015 2016 Assumptions (Key Drivers) Source: Company management (a) Represents participation in originations Projected Actual Actual Projected Earnings Assets Originations (a) GROSS COLLECTIONS CURVE Projected $ in Millions $ in Millions % Collected Each Year 25

DRAFT

FIRSTCITY

V MANAGEMENT PROJECTIONS

Financial Forecast

($ in millions)

	Historical			Projected					CAGR
	2009	2010	2011	2012	2013	2014	2015	2016	'11A - '16E
Summary Income Statement:									
Servicing Fees	$9	$9	$11	$9	$6	$2	$0	$0	(50.7%)
Management/Incentive Fees	0	0	0	2	7	3	1	2	NA
Portfolio Income	54	46	41	30	40	45	47	60	8.0%
ABL Investment Income	3	2	4	4	1	1	0	0	(47.3%)
Equity in Earnings of Subsidiaries	0	15	2	14	15	12	8	7	27.3%
Income from Consol. Crestone Subs	5	19	7	4	4	4	4	4	(9.0%)
Other Income	17	18	40	6	8	8	8	9	(26.6%)
Total Revenues	$88	$109	$105	$70	$81	$74	$68	$82	(4.9%)
Total Expenses	(56)	(72)	(64)	(44)	(43)	(46)	(49)	(55)	(3.0%)
Operating Profit	**$32**	**$37**	**$41**	**$26**	**$38**	**$28**	**$19**	**$27**	**(8.2%)**
Minority Interest	(6)	(13)	(9)	(4)	(2)	(3)	(1)	(1)	(38.9%)
Impairment	(5)	(9)	(4)	(5)	(4)	(4)	(4)	(4)	0.0%
Pre Tax Income	$21	$15	$28	$17	$32	$21	$14	$22	**(4.7%)**
Income Taxes	(2)	(2)	(4)	(0)	(6)	(8)	(6)	(9)	16.5%
Net Income	**$19**	**$13**	**$24**	**$16**	**$25**	**$13**	**$9**	**$13**	**(10.9%)**
Summary Balance Sheet:									
Total Assets	465	460	356	305	313	310	351	396	2.1%
Equity	78	88	112	130	156	169	177	191	11.2%
Deployments (a)	148	68	58	90	140	120	180	200	
Operating Metrics:									
Debt/Equity	4.35x	3.82x	1.96x	1.23x	0.94x	0.76x	0.91x	1.02x	
ROE	26.1%	17.5%	28.7%	15.9%	17.8%	7.8%	5.0%	7.3%	
Effective Tax Rate	9.5%	13.3%	14.3%	2.9%	20.3%	39.0%	39.0%	39.0%	
Per Share Statistics:									
Earnings per Share	$1.86	$1.27	$2.33	$1.58	$2.45	$1.23	$0.84	$1.29	(11.1%)
Book Value per Share	$7.62	$8.63	$10.87	$12.57	$15.02	$16.25	$17.09	$18.38	11.1%

Source: Company Management
(a) 2011 – 2016E originations represent FirstCity's share of total originations.

26 | LAZARD MIDDLE MARKET

DRAFT Capitalization (Current Balance Sheet (12/31/11) ($ in thousands) (a) FLGB is a structured finance entity created to restructure and repay the Company's debt owed to Bank of Scotland and Bank of America. Approximately 75% of total assets are currently securing the BOS Reducing Note Facility within FLBG x x FC Investment FLBG(a) Holding Bank of Scotland Consolidated Assets: Cash and Cash Equivalents $14,606 $21,425 $36,031 Portfolio Assets 21,539 102,373 123,912 Loans Receivable -- 45,696 45,696 Interest Receivable -- 285 285 Investment Securities Available for Sale, net 1,000 2,798 3,798 Equity Investments 51,365 58,028 109,393 Assets Held for Sale -- 9,900 9,900 Service Fees Receivable 1,088 ($174) 913 Loan Servicing Assets - SBA -- 1,090 1,090 Other Assets 1,893 23,435 25,327 Total Assets $91,491 $264,855 $356,346 Liabilities: Notes Payable - BoS $0 $86,579 $86,579 Notes Payable - Other 11,757 91,600 103,357 Notes Payable - Affiliates -- -- -- Other Liabilities 7,804 21,203 29,007 Total Liabilities $19,562 $199,381 $218,943 Equity: FirstCity Investor Equity $70,419 $41,557 $111,976 Noncontrolling Interest 1,510 23,916 25,427 Total Equity $71,929 $65,474 $137,403 Total Liabilities & Equity $91,491 $264,855 $356,346 x x 27

DRAFT

FIRSTCITY

V MANAGEMENT PROJECTIONS

Credit Facilities *(Current Structure)*

	Description	Issue Date	Type	Original Face Value	Balance Sheet Carrying Value	Rate	Maturity	LTV %	Amortization Requirements	Other Key Terms
FLBG[(a)]	Bank of Scotland	6/25/10	Reducing Note Facility	$268,479	$86,579	0.25% fixed	12/21/14	62.1%	90% of cash flow paydown outstanding balance	Secured by substantially all assets and equity investments of FirstCity Commercial Corp.; Minimum tangible net worth of $90MM for FirstCity Financial; 10% of cash flow leak through provision; Consent required upon change of control
	Bank of America $50mm term note	12/21/11	Term	51,000	49,228	LIBOR + 2.75%	12/1/14	63.4%	$20mm in 2012; $5mm every 6 months thereafter	Secured by all assets of FH Partners; 5% servicing fee; excess cash flows then go to paydown bank of scotland
	Wells Fargo	2/15/12	Revolving Note	25,000	21,405	Alternate interest rates based on Wells Fargo base rate + margin, LIBOR +	2/15/15	60.0%	Revolving line of credit solely for SBA orginations	Secured by assets of ABL and guaranteed by FirstCity up to $5.0mm; Key man provisions regarding director composition
	Merrill Lynch Mortgage Trust	3/30/06	Term	7,800	7,361	6.07% fixed	4/5/16	--	$47,117 per month; Bullet at maturity	Secured by assets of Oregon Short Line Building
	Bank of America - WAMCO 30	10/30/07	Term	37,500	6,355	LIBOR + 2.75%	12/1/12	56.5%	Bullet at maturity	Secured by all assets of Wamco 30
	Fifth Third Bank	3/14/11	Term	3,750	3,531	Prime Rate + margin (0.50-1.50%) or LIBOR +	3/1/16	--	Montly Amortization of $31,250 with balance at	Secured by assets of FirstCity's consolidated railroad subsidiaries
	Fifth Third Bank	3/14/11	Line of Credit	0	1,625	Prime Rate + margin (0.50-1.50%) or LIBOR + margin (2.25-3.25%)	3/1/13	--	Bullet at maturity	$5 million Acquisition Line of Credit available until March 2013 at which time any outstanding amounts convert to Term Debt maturing in March 2016. Secured by assets of FirstCity's
	GATX Rail (East Penn RR)	4/15/11	Capital Lease	750	735	Capital lease	10/1/22	--	Monthly P&I payments of $7,289	$7,289 monthly payment through Oct. 2022
	Republic Corporation loan participation	11/1/11	Participation	333	333	--	2/28/15	--	Bullet at maturity	Participation in underlying loan originated to Republic Corp. (borrower) by FC Crestone entity (lender); terms same as the lead
	BEI Electronics loan participation	6/30/10	Participation	156	163	--	3/31/13	--	Bullet at maturity	Participation in underlying loan originated to BEI (borrower) by FC Crestone entity (lender); terms same as the lead term-note
	Subtotal			**$394,768**	**$178,188**					
FC INVEST. HLDGS	Central National Bank	9/1/11	Term	5,665	$4,869	5.0% fixed	8/15/14	51.8%	Cash Flow Note; bullet at maturity	Secured by assets of FirstStorm Partners 2, 30% leak through of cash flow once 50% LTV reached
	First National Bank of Central Texas	10/30/10	Term	5,250	4,457	5.0% fixed through Oct. 2013, then greater of 4.50% or Prime + 0.25%, or	10/30/15	46.2%	$250K every six months; bullet at maturity	Secured by assets of MPortfolio 2 LLC, 20% leak through of cash flow once 50% LTV reached
	First National Bank of Central Texas	2/11/11	Term	3,400	2,432	5.0% fixed	2/11/16	48.3%	Cash Flow Note; bullet at maturity	Secured by assets of FirstStorm Partners 1, 20% leak through of cash flow once 50% LTV reached
	Subtotal			**$14,315**	**$11,758**					
	Consolidated Total			**$409,083**	**$189,946**					

Source: Company Management as of 12/31/2011.

(a) Excludes $25mm FLBG2 Holdings note, which has been written down to $0 on the balance sheet.

28 | LAZARD MIDDLE MARKET

DRAFT VI Preliminary Valuation Considerations .

DRAFT Benchmarking Source: SNL and FactSet (3/21/12), based on a closing price of $8.95 Note: Receivables Management Peer Group includes AACC, ASFI, ECPG, FCFC and PRAA; Commercial Finance Peer Group includes CSE, DFR, CIT, GMT, KFN, MRLN, MFI, MIND, NEWS, PLUS. 29 Average Current 3 Month 12 Month FirstCity Financial Corp. 0.82x 0.89x 0.77x Commerical Finance trading comps 1.16 1.10 1.01 Receivables Management trading comps 1.25 1.27 1.40 FirstCity Financial Corp. 0.82x 0.89x 0.77x Commerical Finance trading comps 1.22 1.15 1.05 Receivables Management trading comps 1.34 1.37 1.51 FirstCity Financial Corp. 3.8x 7.6x 6.2x Commerical Finance trading comps 12.2 12.5 15.2 Receivables Management trading comps 11.5 11.0 13.8 P/BV P/TBV LTM P/E

DRAFT

FIRST CITY

VI PRELIMINARY VALUATION CONSIDERATIONS

Valuation Summary

	SHARE PRICE		IMPLIED P/TBV	
			LOW	HIGH
MARKET PRICE (52-WEEK RANGE)	$5.79	$10.09	0.53x	0.93x
HYPOTHETICAL LIQUIDATION	$8.21	$9.43	0.76x	0.87x
TRADING COMPARABLES	$9.78	$14.13	0.90x	1.30x
PRECEDENT TRANSACTIONS	$10.33	$11.41	0.95x	1.05x
DCF (DIVIDEND DISCOUNT)	$6.71	$8.27	0.62x	0.76x
PREMIUMS PAID	$10.74	$11.64	0.99x	1.07x
HYPOTHETICAL BALANCE SHEET FAIR MARKET VALUE	$5.82	$8.59	0.54x	0.79x

MARKET CAPITALIZATION	HYPOTHETICAL LIQUIDATION	TRADING COMPARABLES	PRECEDENT TRANSACTIONS	DCF (DIVIDEND DISCOUNT)	PREMIUMS PAID	BALANCE SHEET FAIR MARKET VALUE
■ The 52-week range of the share price ■ Current share price as of 3/21/12 is $8.95	■ Based on management's base case projections and a stress case whereby net cash flows are reduced ~$15mm ■ Assumes a discount rate of 20%	■ Assumes a P/TBV range of 0.90x – 1.30x based on select comparable commercial finance and receivables management companies	■ Assumes a P/BV range of 0.95 – 1.05x based on select precedent specialty finance transactions	■ Intrinsic value of the Company as an ongoing concern ■ Based on management's projections ■ Discount rate range of 17.5% - 22.5% and a 1.0x P/TBV exit multiple	■ Assumes a 20 – 30% premium to the current share price ■ Based on the premium paid in select specialty finance and small cap FIG transactions	■ Base on a moderate stress case and a contingent case whereby balance assets are reduced, on average, by 7% and 17%, respectively

30 | LAZARD MIDDLE MARKET

Note: Implied P/TBV multiples based on 12/31/11 tangible book value per share of $10.87.

DRAFT

FIRST CITY

VI PRELIMINARY VALUATION CONSIDERATIONS

Comparable Trading Comps

	Ticker	Stock Price($) 3/21/12	Mkt Cap ($MM)	52 Week High	52 Week Low	% of 52 Wk High	Price / BV (X)	Price / TBV (X)	GAAP PE CY 2012 (X)	GAAP PE CY 2013 (X)	Div. Yield (%)	Reported LTM ROAA (%)	Reported LTM ROAE (%)	Debt / Equity (X)
FirstCity Financial Corporation	**FCFC**	**$8.95**	**$93**	**$10.09**	**$5.79**	**88.7%**	**0.82x**	**NM**	**NA**	**NA**	**0.0%**	**5.3%**	**17.9%**	**1.8x**
COMMERCIAL FINANCE														
CapitalSource Inc.	CSE	$7.18	$1,761	$7.31	$5.08	98.2%	1.17x	1.31x	13.7x	12.5x	0.6%	(0.6%)	(2.6%)	0.8x
CIT Group Inc.	CIT	$42.24	$8,482	$44.88	$27.68	94.1%	0.95x	1.00x	NM	15.6x	0.0%	0.1%	0.4%	3.0x
GATX Corporation	GMT	$42.61	$1,990	$45.50	$28.90	93.6%	1.77x	1.92x	16.3x	14.1x	2.7%	2.0%	9.6%	3.2x
Marlin Business Services Corp.	MRLN	$14.85	$189	$16.58	$9.37	89.6%	1.15x	1.15x	19.3x	12.5x	1.9%	1.3%	3.8%	0.6x
MicroFinancial Incorporated	MFI	$6.80	$97	$7.11	$4.29	95.6%	1.28x	1.28x	10.5x	9.1x	4.1%	6.1%	12.4%	0.8x
Mitcham Industries, Inc.	MIND	$21.76	$270	$26.76	$9.52	81.3%	1.89x	2.02x	9.0x	9.0x	0.0%	10.2%	14.0%	0.0x
NewStar Financial, Inc.	NEWS	$10.60	$524	$12.43	$7.17	85.3%	0.93x	0.93x	NA	NA	0.0%	0.8%	2.5%	2.4x
High				-	-	98.2%	1.89	2.02x	19.3x	15.6%	4.1%	10.2%	14.0%	3.2%
Average				-	-	91.1%	1.31	1.37	13.7	12.1	1.3	2.8	5.7	1.5
Median				-	-	93.6%	1.17	1.28	13.7	12.5	0.6	1.3	3.8	0.8
Low				-	-	81.3%	0.93	0.93	9.0	9.0	0.0	NM	NM	0.0
RECEIVABLES MANAGEMENT														
Asset Acceptance Capital Corp.	AACC	$4.73	$145	$5.97	$2.80	79.2%	1.05x	1.17x	10.9x	8.8x	0.0%	3.2%	9.2%	1.3x
Asta Funding, Inc.	ASFI	$8.05	$118	$8.75	$6.40	92.0%	0.67x	0.67x	NA	NA	1.0%	4.3%	6.3%	0.4x
Encore Capital Group, Inc.	ECPG	$21.86	$536	$33.16	$18.96	65.9%	1.44x	1.51x	7.5x	6.7x	0.0%	8.0%	18.1%	1.1x
Portfolio Recovery Associates, Inc.	PRAA	$70.07	$1,201	$90.95	$56.76	77.0%	2.02x	2.31x	10.5x	8.5x	0.0%	9.8%	18.7%	0.4x
High				-	-	92.0%	2.02x	2.31x	10.9x	8.8x	1.0%	9.8%	18.7%	1.3x
Average				-	-	78.5%	1.29	1.42	9.6	8.0	0.3	6.3	13.1	0.8
Median				-	-	78.1%	1.25	1.34	10.5	8.5	0.0	6.2	13.7	0.7
Low				-	-	65.9%	0.67	0.67	7.5	6.7	0.0	3.2	6.3	0.4

Source: FactSet and SNL Financial; as of 3/21/12.

31 | LAZARD MIDDLE MARKET

DRAFT Historical Perspective (Price / TBV) Source: SNL, FactSet (3/21/12) Note: a) FirstCity had a tangible book value per share of ($0.21) in 3Q2002 b) Pre-crisis defined as the period from 3/18/02 to 12/31/07 c) Financial crisis defined as the period from 1/1/08 to 3/31/09 d) Post-crisis defined as the period from 4/1/09 to current e) 3/21/12 Note: Receivables Management Peer Group includes AACC, ASFI, ECPG, FCFC and PRAA; Commercial Finance Peer Group includes CSE, DFR, CIT, GMT, KFN, MRLN, MFI, MIND, NEWS, PLUS 0.82x 1.22x 1.34x 0.00 1.00 2.00 3.00 4.00 5.00 6.00x Mar 2002 Mar 2004 Mar 2006 Mar 2008 Mar 2010 Mar 2012 FirstCity Commercial Finance Peer Group Receivables Management Peer Group (a) 32 V I P R E L IMI N A R Y V A L U A T I O N C ONS I DE R A T I O N S . P/TBV trading ranges of small-cap specialty finance companies have tended to converge since the 2008-09 financial crisis Average P/TBV Financial Post- Pre-Crisis (b) Crisis (c) Crisis (d) Current (e) FirstCity Financial Corp. 1.50x 0.47x 0.90x 0.82x Comm. Finance 1.31 0.70 0.89 1.22 Receivables Mgmt. 3.00 1.68 1.62 1.34

DRAFT

FIRST CITY

VI PRELIMINARY VALUATION CONSIDERATIONS

Comparable Transactions[1]

Announce Date	Acquiror	Target	Target Ticker	Transaction Value	Implied Multiple BV	Implied Multiple TBV	Implied Multiple LTM EPS
2/3/11	Cerberus	Silverleaf Resorts	SVLF	$95.3	0.46x	0.46x	11.4x
12/27/10	Investor group	United PanAm Financial	UPFC	110.4	0.83	0.85	NM
8/3/09	Prospect Capital	Patriot Capital Funding	PCAP	86.3	0.49	0.51	NM
9/16/08	EZCORP	Value Financial Services	VFSI	76.7	4.13	NA	NA
1/28/08	Hypo Real Estate Hldg.	Quadra Realty Trust	QRR	179.2	0.75	0.77	40.5
2/28/07	CRX Acquisition	Cronos Group	CRNS	134.8	1.42	1.81	14.0
2/15/07	Investor group	Fieldstone Invst. Corp.	FICC	188.1	0.44	0.44	NM
9/13/05	Wachovia	AmNet Mortgage	AMNT	80.8	1.12	1.06	NM
9/6/05	WDM Fund	United Financial Mortgage	UFMC	35.8	1.11	1.20	25.6
5/27/05	New Century Financial	RBC Mortgage Company	PRFN	80.6	NA	NA	NA
1/20/05	iStar Financial	Falcon Financial Invst. Trust	FLCN	119.7	1.02	1.02	NM
9/22/04	Capital One Financial	Onyx Acceptance Corp.	ONYX	190.8	1.70	2.23	17.1
6/30/04	Allied Capital	Financial Pacific	FNPC	92.9	NA	NA	NA
11/12/03	General Electric	HPSC	HDR	75.0	1.69	2.02	23.4
7/12/03	American Home Mortgage	Apex Mortgage Capital	AXM	181.2	0.95	0.93	3.6
3/31/03	Consumer Portfolio Services	TFC Enterprises	TFCE	21.8	0.46	0.47	NM

	BV	TBV	LTM EPS
High	4.13x	2.23x	40.5x
Mean	1.18	1.06	19.4
Median	0.99	0.93	17.1
Low	0.44	0.44	3.6

Source: SNL.
(1) Select specialty finance transactions announced since 1/1/2000; TEV at the time of announcement <$250mm

33 | LAZARD MIDDLE MARKET

DRAFT SELECTED FINANCIAL TRANSACTIONS (ALL SECTORS) Premiums Paid (1) (2) Source: SNL. (1) Announced transactions involving publicly traded target companies in the specialty finance sector; transactions since March 2002; transaction value less than $250mm at the time of announcement (2) Announced transactions involving publicly traded target companies in the financials industry excluding banks; transactions since March 2002; transaction value less than $250mm at the time of announcement IMPLIED PREMIUMS SELECTED SPECIALTY FINANCIAL TRANSACTIONS 41.1 61.5 54.9 79.4 0.0% 25.0 50.0 75.0 100.0 Premium % 10-Year Avg. 36.6% 34.7% 38.3% 31.8% 60.0% 56.9% 53.6% 44.3% 52.8% 54.4% 49.3% 39.1% 57.4% 44.7% 28.3% 28.8% 0.0 25.0 50.0 75.0 100.0 1- Year Avg. 3-Year Avg. 5-Year Avg. 10-Year Avg. 1 Day Before 1 Month Prior 3 Months Prior 1 Year Prior V I P R E L IMI N A R Y V A L U A T I O N C ONS I DE R A T I O N S . 75 total transactions: 17 Financial Technology 7 Broker/Dealer 30 Insurance 6 Investment Company 15 Specialty Finance 34

DRAFT DCF (Dividend Discount) ($ in millions) . 1 Based on 10,381,000 fully-diluted shares outstanding shares as of December 31, 2011. 35 V I P R E L I M I N AR Y V A L U A T I O N CONS I DE R A T I O N S FIRSTCITY - MANAGEMENT FORECAST 2011A 2012E 2013E 2014E 2015E 2016E TV Net Income $24.0 $16.5 $25.5 $12.7 $8.7 $13.4 Dividends 0.0 0.0 0.0 0.0 0.0 0.0 Period Ending Shareholder's Equit 112.0 130.5 155.9 168.7 177.4 190.8 Terminal Multiple (P/TBV) 1.00x Terminal Value $190.8 NPV (@ 20%) $76.7 Per Share Price1 $7.44 P/TBV EXIT MULTIPLE 0.80x 1.00x 1.20x 0.8x 1.0x 1.2x 12.5% $8.22 $10.28 $12.33 15.0% 7.37 9.21 11.05 17.5% 6.61 8.27 9.92 20.0% 5.95 7.44 8.93 22.5% 5.37 6.71 8.06 25.0% 4.85 6.07 7.28 Implied LTM P/E 11.4x 14.2x 17.0x DISCOUNT RATE

DRAFT

FIRST CITY

VI PRELIMINARY VALUATION CONSIDERATIONS

Liquidation Scenario *(Overview and Assumptions)*

PRIMARY ASSUMPTIONS	■ Premium/(discount) to current share price based on a price of $8.95 as of 3/21/12 ■ Discount rate range: 12.5% – 25.0% ■ Total tax shield of $246.0mm, comprised of: ▪ Tax basis: $219.6; NOLs: $26.4 ▪ It is assumed that the first $246.0mm of net pre-tax cash flows (including cash used to service debt) are tax-exempt ■ Effective tax rate: 39.0% (35.0% federal, 4.0% state); taxes applied to cash flows above aggregate tax shield ■ Fully-diluted shares outstanding: 10,381,000 (12/31/11) ■ Cash and equivalents (unencumbered): $11.3mm (12/31/11) ■ Estimated administrative and overhead expenses through the wind-down period: $48.4mm (includes approx. $5.7mm of employee retention + compensation expense, and; $2.2mm for employee severance expense ▪ Based on historical expenses as a percent of gross cash collections (~6.0%); in line with prior years
BASE CASE	■ Base Case: Collections and timing of collections: assumes management's base case scenario ▪ Implied WAL: 29.3 months
DOWNSIDE CASE	■ Downside Case: Adjusts net cash flows under management's base case (timing and gross collections change) ▪ 2012, 2013 and 2014 collections are adjusted down 5.0%, 2.5% and 2.5%, respectively ▪ 2016 collections are adjusted up 2.5% and 2.5%, respectively ▪ Result: Approx. $7.5mm loss of base case net cash flows ■ Implied WAL: 31.1 months
EXTENDED WAL CASE	■ Extended WAL Case: based on the following adjustments to management's base case assumptions: ▪ 2012, 2013 and 2014 collections are lowered 10.0%, 10.0% and 5.0%, respectively ▪ 2015, 2016 and 2016+ collections are increased 5.0%, 10.0% and 15.0%, respectively ▪ No change to base case net cash flows ■ Implied WAL: 35.1 months
REDUCED NET CASH FLOW CASE	■ Reduced Net Cash Flow Case: based on the following adjustments to management's base case assumptions: ▪ 2012, 2013 and 2014 collections are lowered 5.0%, 5.0% and 5.0%, respectively ▪ Result : $14.5mm loss of base case net cash flows ■ Implied WAL: 30.6 months

36 | LAZARD MIDDLE MARKET

DRAFT

FIRST CITY

VI PRELIMINARY VALUATION CONSIDERATIONS

($ in thousands, except per share amounts)

Management Base Case Cash Flows @ 20.0% Discount Rate

	FLBG	FC Invest. Holdings	Net Collections[(a)]	Overhead	Taxes	Net Cash Flows
2012	$9,859	$49,616	**$59,475**	($17,512)	--	**$41,963**
2013	4,543	40,876	**45,418**	(15,811)	--	**29,607**
2014	15,575	12,299	**27,875**	(8,250)	($3,834)	**15,791**
2015	29,797	7,393	**37,190**	(3,400)	(13,178)	**20,612**
2016	30,934	2,841	**33,775**	(3,380)	(11,854)	**18,541**
2016+	9,187	34	**9,221**	(4)	(3,595)	**5,623**
Total	$99,895	$113,059	**$212,954**	($48,357)	($32,461)	**$132,136**

Share Price Sensitivities / **Premium/(Discount) to Current Share Price ($8.95)**

		Share Price: Mgmt. Base	Mgmt. Downside	Extended WAL	Reduced Cash	Premium/(Discount): Mgmt. Base	Mgmt. Downside	Extended WAL	Reduced Cash
Discount Rate	**12.5%**	$10.73	$9.93	$9.94	$9.44	19.9%	10.9%	11.1%	5.5%
	15.0%	10.27	9.45	9.38	9.00	14.7%	5.6%	4.8%	0.5%
	17.5%	9.83	9.02	8.86	8.59	9.9%	0.7%	(1.0%)	(4.1%)
	20.0%	9.43	8.61	8.38	8.21	5.4%	(3.8%)	(6.3%)	(8.3%)
	22.5%	9.06	8.24	7.95	7.85	1.2%	(8.0%)	(11.2%)	(12.2%)
	25.0%	8.71	7.89	7.55	7.53	(2.7%)	(11.8%)	(15.6%)	(15.9%)

	Mgmt. Base	Mgmt. Downside	Extended WAL	Reduced Cash
Net Cash Flows Lost - $	**--**	**($7.5)**	**($0.1)**	**($14.5)**
WAL	**29.3**	**31.1**	**35.1**	**30.6**

Implied Price/Tangible Book Value of $10.87 (12/31/11)

		Mgmt. Base	Mgmt. Downside	Extended WAL	Reduced Cash
Discount Rate	**12.5%**	0.99x	0.91x	0.91x	0.87x
	15.0%	0.94	0.87	0.86	0.83
	17.5%	0.90	0.83	0.81	0.79
	20.0%	0.87	0.79	0.77	0.75
	22.5%	0.83	0.76	0.73	0.72
	25.0%	0.80	0.73	0.69	0.69

37 | LAZARD MIDDLE MARKET

(a) Net collections net of (following) repayment to all existing credit facilities including Bank of Scotland and Bank of America under the terms of the current facilities

FIRSTCITY

DRAFT

VI PRELIMINARY VALUATION CONSIDERATIONS

Balance Sheet - Stress Test Analysis

($000)	Consolidated (12/31/11)[a]	Est. Loss Rate %	Moderate Case[c]	Est. Loss Rate %	Contingent Case[d]
Assets					
Cash and cash equivalents	$35,996	0%	$35,996	0%	$35,996
Restricted Cash	35	0%	35	0%	35
Portfolio Assets	123,946	(5%)	117,749	(15%)	105,354
Loans Receivable	45,947	(6%)	43,234	(16%)	38,493
Equity Investments	109,393	(12%)	96,607	(23%)	83,821
Investment Securities - AFS	3,798	(20%)	3,039	(13%)	3,298
Operating Entity Assets	15,703	(10%)	14,133	(20%)	12,562
Assets Held for Sale	9,900	(10%)	8,910	(20%)	7,920
Total Earning Assets	308,687	(8%)	283,671	(19%)	251,448
Other Assets	11,628	(13%)	10,102	(21%)	9,181
Total Assets	**356,346**	(7%)	**329,804**	(17%)	**296,660**
Liabilities					
Total Liabilities	218,943	0%	218,943.2	0%	218,943.2
Non-controlling Interest	25,427	(15%)	21,638.2	(32%)	17,281.5
Sub total	244,370	(2%)	240,581	(3%)	236,225
Shareholders' Equity	**111,976**	(20%)	**89,223**	(46%)	**60,435**
Book Value per Share	**$10.79**	(20%)	**$8.59**	(46%)	**$5.82**
Premium / (Discount) to Current Book Value per Share			*($2.19)*		*($4.96)*
Implied Price to Book Value per Share[b]			0.80x		0.54x
Total Liabilities and Shareholders' Equity	**356,346**		**329,804**		**296,660**

a) Consolidated unaudited balance sheet as of 12/31/11
b) Based on 10,381,000 fully-diluted shares outstanding of as of 12/31/11
c) Assumes the following declines in value: 5% Portfolio Assets; 3% for SBA loans; 10% for other Loans Receivable 10% for Equity Investments; 15% for Equity Investments in Servicing Entities; 20% for Investment Securities AFS; 10% of Operating Assets; 10% for Assets Held for Sale; case-by-case percentage declines assumed for Other Assets. Non-controlling interest is adjusted by corresponding amounts for those assets that the Company consolidates but does not own 100%.
d) Assumes the following declines in value: 15% Portfolio Assets; 10% for SBA Loans; 25 for other Loans Receivable; 20% for Equity Investments; 30% for Equity Investments in Servicing Entities; 50% for Investment Securities AFS; 20% for Operating Assets; 20% for Assets Held for Sale; case-by-case percentage declines assumed for Other Assets. Non-controlling interest is adjusted by corresponding amounts for those assets that the Company consolidates but does not own 100%.

38 | LAZARD MIDDLE MARKET

DRAFT VII Preliminary Considerations - Strategic Alternatives .

DRAFT

FirstCity

VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Preliminary Considerations

- **In considering potential strategic alternatives based on the non-exhaustive due diligence and analyses conducted thus far, LMM has considered among other factors FirstCity's (i) historical operating performance; (ii) historical and current funding structure; (iii) current position in the marketplace and market opportunities and industry developments; (iv) small-capitalization profile and lack of research coverage; (v) management's 5-year forecast and outlook for the business, and; (vi) capital alternatives reasonably available to the Company.**
- **In summary, we considered the following alternatives**
  - **Status Quo**
    - — Continue to operate the business according to management's base case financial forecast
    - — Attempt to renegotiate / modify the Varde agreement
    - — Seek limited leverage on equity investments "on balance sheet" + seek off-balance sheet leverage within acquisition partnerships
  - **Capital Markets Offering**
    - — Enhance funding and deployment capacity by evaluating and pursuing appropriate equity, equity-linked and debt offerings in the public, hybrid and/or private markets
  - **Select Asset Sales**
    - — As an alternative to or in addition to raising capital, consider divesting of certain unencumbered assets to enhance funding capacity; seek and obtain covenant waivers from existing creditors if and as needed
  - **Fund Placement**
    - — Enhance funding capacity by capitalizing an off-balance sheet special purpose vehicle (SPV) with strategic capital partners in which FirstCity retains significant equity interest and for which FirstCity serves as external manager
  - **Full Sale of the Company**
    - — Full or majority sale of the Company to either a strategic or a financial acquirer
  - **Liquidation**
    - — Initiate and manage an orderly winding down of the business including among other components managing the portfolios in run-off and reductions in force

39 | Lazard Middle Market

DRAFT
FirstCity
VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Preliminary Considerations

- **Strategic considerations:**
  - In order to grow, specialty finance companies must continue to raise and deploy capital
    - Receivables
    - Earning assets
    - Cash collections (recoveries)
    - Revenues
    - Earnings
    - ROA; ROE
  - Without captive sources of funding via customer deposits (banks), specialty finance companies are dependent on funding from third party creditors, from equity investors, and from the redeployment of unencumbered earnings to support all-important purchasing (origination) capacity.
  - In the absence of growth, sophisticated investors will generally view a specialty finance company to be in run-off (orderly liquidation), and will consider such observations when valuing the enterprise

- **Strategic questions:**
  - Is FirstCity growing?
  - In the absence of a material shift in positioning or strategy, is FirstCity able to grow organically?
  - Does FirstCity have sufficient funding (origination capacity) and access to appropriate deployment opportunities in order to acquire enough earning assets to more than offset liquidating assets ?
  - Is the market valuing FirstCity as a growth company, or as a company that is in run-off?

40 | Lazard Middle Market

DRAFT

FIRST CITY

VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Status Quo *(Preliminary Considerations)*

	Considerations
EARNINGS, SHARE PRICE AND SHAREHOLDER REALIZATION IMPLICATIONS	■ Completely dependent on management's base case financial forecast, itself dependent on securing significant additional funding ■ Estimated PV[1]: \$5.95 - \$8.93 per share; implies a range that is lower than the estimated liquidation value and a (approximate) 20% discount to the Company's current share price ■ Doubtful that the attractive market opportunity will be realized ■ Constrained liquidity limits the deployment, collections, revenue and earnings outlook, with earning assets forecast continuing to shrink ■ Utilization of NOL by 2013, and resulting tax expense weighs on future net income ■ Stock is already thinly traded, limiting traditional capital markets alternatives; doubtful that institutional investor sponsorship will increase in the near-term, although investors will tend to value the Company as a liquidation/run-off opportunity if growth is not apparent ■ In the absence of an amended Varde agreement, the economic benefit from both portfolio purchases and servicing will continue to accrue disproportionately to Varde ■ Status quo assumes continued burden of public company expenses
EXECUTION CONSIDERATIONS	■ Limited growth may impact employee morale + threaten long-standing cohesion
TIMING	■ As the assets and firm profits decline, the ability to obtain a "premium" for the company will likely erode

41 LAZARD MIDDLE MARKET

[1] DCF(Dividend Discount) value

DRAFT

FIRST CITY

VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Liquidation *(Preliminary Considerations)*

	Considerations
EARNINGS, SHARE PRICE AND SHAREHOLDER REALIZATION IMPLICATIONS	■ Estimated value per share range of $8.21- $9.43 (approximately a 10% discount and a 5% premium to today's share price), assuming a base case discount factor of 20% ■ Opportunity cost of a franchise (going-concern or growth) premium ■ Opportunity cost of forgone (highly attractive) market opportunity ■ No elimination of public company expenses; retain net operating loss tax benefits
EXECUTION	■ Inherently unstable process ■ Threatens long-term cohesion among employees and senior management ■ Loss of key employees places further pressure on collections ■ Incremental expenses are material (retention and severance expense)
TIMING	■ Significant percentage of aggregate cash collections will be received in the early years, although a full liquidation may take as many as 5+ years

42 | LAZARD MIDDLE MARKET

DRAFT

FIRSTCITY VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

SPV Fund Raising *(Considerations)*

	Considerations
EARNINGS, SHARE PRICE AND SHAREHOLDER REALIZATION IMPLICATIONS	■ Current income would be highly dependent on the size of the fund or funds raised; however, the majority of profits would be earned over multiple years and likely to be subordinated to return of investor capital plus a preferred return ■ Substantial portion of the value almost always accrues to the capital partner/s ■ Utilization of the NOL by 2013, and the resulting tax expense, significantly weighs on future earnings ■ Unlikely to attract additional investor interest in the shares ■ No elimination of public company expenses
EXECUTION	■ High-degree of execution risk as FirstCity's inaugural fund ■ Previous attempts have been unsuccessful (2008 and 2011) ■ Significant key employee risk
TIMING	■ Fund raising process is time intensive and can span up to 1-2 years for first-time managers ■ Highly competitive fund raising environment could extend timing further as LP investors in the marketplace are concentrating their investment with fewer institutions

43 | LAZARD MIDDLE MARKET

DRAFT

FIRSTCITY

VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Select Asset Sales *(Considerations)*

	Considerations
EARNINGS, SHARE PRICE AND SHAREHOLDER REALIZATION IMPLICATIONS	■ Most important consideration relates to reconciling liquidity shortfall with realistically estimated capacity that may be available if and to the extent assets can in fact be divested and proceeds remain unencumbered ■ Current estimates: FMV of all assets outside the BOS facility relatively modest (approx. $52MM of equity investments) ■ Proceeds may be difficult to leverage pending current credit capacity ▪ Given the recent restructuring of the Bank of Scotland facility, it may be difficult to obtain waivers to obtain liquidity from assets securing its agreement; LMM has not yet surveyed market appetite ■ Motivated liquidation of assets may compromise the Company's market position vis a via maximizing value ■ Restrictive market terms on new bank facilities will continue to pressure originations and the Company's future financial results ■ Utilization of NOL by 2013, and the resulting tax expense, will also significantly weigh on future earnings ■ No elimination of public company expenses
EXECUTION	■ Varde appears well positioned in a sale for the majority of the unencumbered assets as its partnerships represent approximately $50MM of the equity investments ■ We understand Varde to have a right of first refusal
TIMING	■ Unencumbered assets already have a relatively short duration – vast majority are expected to pay down within 18-24 months ■ Likely to take substantially more time to consummate a transaction if the counterparty is not Varde
OTHER	■ $90MM minimum TNW covenant related to FirstCity Financial guarantee for the Bank of Scotland facility

44 | LAZARD MIDDLE MARKET

DRAFT
FirstCity
VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Capital Markets Transaction *(Considerations)*

	Considerations
EARNINGS, SHARE PRICE AND SHAREHOLDER REALIZATION IMPLICATIONS	■ All forms of traditional capital (equity, hybrid, debt) are anticipated to be very expensive ■ We cannot be assured of investor demand for such product ■ Based on a number of factors including stock price, relative illiquidity and small-cap profile, we would anticipate a significant discount due to high cost capital (assuming capital is in fact available) ■ Risk NOL preservation if a change of control is triggered by equity or equity-linked issuance ■ No elimination of public company expenses ■ No guarantees of institutional coverage
EXECUTION	■ Given the illiquidity in the stock, the earnings profile, and access to acceptable liquidity/credit facilities, an investment in the Company will not likely appeal to public investors ■ As such, domain of equity investors will likely overlap with universe of buyers seeking control ■ High degree of execution risk – equity raise would be contingent on debt and vice versa ■ Complex existing funding structure, encumbered assets, and FirstCity Financial guarantee to Bank of Scotland will constrain investor willingness to invest ■ Depending of availability of credit and related terms, the Company will likely require additional equity to fund origination growth on a go-forward basis ■ Careful review and consideration of change of control issues ■ New equity investor may require significant governance rights
TIMING	■ Contingent, parallel debt and equity process complicates execution and would extend timing

45 | LAZARD MIDDLE MARKET

DRAFT Equity Capital Markets (Recent Issuance Trends) Source: ECM Analytics and PlacementTracker as of 12/31/11. Note: Excludes SPACs, REITs, closed-end funds and offerings less than $10mm. OVERALL QUARTERLY NEW ISSUANCE 2005-2011 YTD 2005 2006 2007 2008 2009 2010 2011 # of FIG Offerings 25 28 36 31 96 90 24 32 32 22 31 23 25 62 26 22 6 61 64 59 54 51 40 53 48 39 14 20 % of All Offerings 7.9% 10.1% 9.3% 7.6% 32.7% 25.8% 11.9% 7.7% 9.9% 6.7% 12.6% 6.4% 14.0% 22.3% 15.3% 21.6% 5.5% 18.4% 19.5% 17.0% 18.5% 19.5% 19.1% 14.8% 16.2% 14.2% 11.8% 12.1% . 46 V I I P R E L I M I N AR Y C ONS I DE R A T I O N S - S T R A T E G I C A L T E RNA T I V ES —

DRAFT
FIRST CITY
VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Equity Capital Markets *(PIPE Transactions)* [1]

AGGREGATE PROCEED RAISED


$20.0
$15.0
$10.0
$5.0
$0.0
$ in Billions
$10.1
$13.2
$3.7
$8.5
$1.1
$0.0
2007
2008
2009
2010
2011
2012

NUMBER OF PIPE TRANSACTIONS


20
15
10
5
0
17 3 9 9
16 5 8 12
6 1 11 16
3 0 17 16
8 1 10 15
0 0 2 0
2007
2008
2009
2010
2011
2012
Diversified
Insurance
Asset Mgmt
Real Estate

PIPE PRICING - PREMIUM / (DISCOUNT) AT CLOSING


350%
250%
150%
50%
-50%
-150%
42.1%
(4.5%)
(98.2%)
175.6%
(2.0%)
(43.9%)
37.3%
(7.4%)
(59.3%)
42.9%
(3.4%)
(72.2%)
289.6%
(1.8%)
(97.6%)
0.5%
1.7%
2.9%
2007
2008
2009
2010
2011
2012
High
Low
Median

47 | LAZARD MIDDLE MARKET

Source: Dealogic
All 2012 data through March 19th, 2012
(1) Excludes banks

DRAFT Source: Dealogic All 2012 data through March 19th, 2012 V I I P R E L I M I N AR Y C ONS I DE R A T I O N S - S T R A T E G I C A L T E RNA T I V ES AMOUNT SECURITIZED . CORPORATE DEBT ISSUED Debt Capital Markets (Recent Developments) NUMBER OF CORPORATE DEBT TRANSACTIONS NUMBER OF SECURITIZATION TRANSACTIONS $ in Billions $ in Billions 48

DRAFT

FIRST CITY

VII PRELIMINARY CONSIDERATIONS - STRATEGIC ALTERNATIVES

Control Sale *(Considerations)*

	Considerations
EARNINGS, SHARE PRICE AND SHAREHOLDER REALIZATION	■ Likely greatest relative value versus other alternatives ■ Possibility of capturing a share of synergies, such as funding, cross-selling, incremental originations, etc. ■ Provides shareholders with a liquidity event ■ Eliminates public company costs ■ However, lack of stand-alone funding options for the Company may pressure ultimate value ■ Net operating loss tax benefits will likely be negatively impacted by a change of control
EXECUTION	■ Complex story in highly risky market segment with a non-homogenous portfolio will increase execution risk and could significantly extend the time to execute a transaction ■ Limited buyer universe –target interested parties with a strong funding position and experience in investing in non-performing loan pools ■ One party has completed substantive due diligence and has had a previous relationship with the company ■ A few parties have made inbound calls expressing interest ■ Careful review and consideration of change of control issues
TIMING	■ Ability to launch a sale process would need to be carefully orchestrated and timed ■ Identify and agree on possible target buyers ■ Draft appropriate process and legal documentation ■ Management preparation for a sale process (e.g. develop management presentations, rehearsal, etc.)

49 | LAZARD MIDDLE MARKET

DRAFT VIII Appendix .

DRAFT Preparedness STATUS COMENTARY MARKETING RESOURCES Marketing resources, including teaser, management presentation and financial model will need to be refined / developed prior to being shared with potential buyers Public company status and associated information in the public domain will help facilitate buyer due diligence ELECTRONIC DATA ROOM Over 700 documents populate the existing electronic dataroom; however, further legal and HR related information will be required additions Organization of the dataroom is required prior to presenting to potential buyers Consider migrating to a dataroom platform that is better suited for a formal sell-side process and is able to provide additional functionality and security features MANAGEMENT PRESENTATIONS Develop materials with Management to create a concise, well-orchestrated investor presentation Requires rehearsal of senior management team as well as business line leaders LEGAL DOCUMENTS Company counsel to begin drafting definitive agreements V I I I A P P ENDI X . 50

DRAFT Due Diligence Update Tax Many of the requested items have been provided Accounting and other miscellaneous items The company continues to assemble and share information Legal Limited information has been provided as many items are not in electronic form; in process . 51 V I I I A P P ENDI X D ****Confidential information on this page has been omitted and filed separately with the Securities Exchange Commission pursuant to a Confidential Treatment Request.